Exhibit B-12(a)

AMENDMENT NO. 2

dated as of May 1, 2004

to

TAX INDEMNITY AGREEMENT

dated as of December 1, 1988

between

RCMC I, INC.

as successor in interest to Resources Capital Management Corporation, as successor in interest to Public Service Resources Corporation, as Beneficiary under a Trust Agreement,
dated as of December 1, 1988
with
WACHOVIA BANK, N.A.,
as successor in interest to
Meridian Trust Company,
AS OWNER TRUSTEE,

Owner Participant,

and

SYSTEM ENERGY RESOURCES, INC.

Lessee

Amendment No. 2 dated as of May 1, 2004 to the Tax Indemnity Agreement dated as of December 1, 1988, between RCMC I, Inc., as successor in interest to Resources Capital Management Corporation, as successor in interest to Public Service Resources Corporation (the Owner Participant), with Wachovia Bank, N.A., as successor in interest to Meridian Trust Company, as Owner Trustee under a Trust Agreement dated as of December 1, 1988 (the Lessor) and System Energy Resources, Inc. (the Lessee). Capitalized terms not otherwise defined herein shall have the respective meanings specified in Appendix A to the Participant Agreement, as amended through and including the date hereof and the Refunding Agreement No. 1-B (the 2004 Refunding Agreement).

W I T N E S S E T H:

A. The Owner Trustee, as Lessor, and the Lessee are parties to the Facility Lease, whereby the Lessor, as lessor, has leased the Undivided Interest to the Lessee, as lessee.

B. The Basic Rent payable by the Lessee under Section 3(e) of the Facility Lease, as adjusted pursuant to Lease Supplement No. 3, dated as of the date hereof, has been determined in part on the assumption that the Owner Participant will be entitled to certain Federal income tax benefits;

C. In connection with the issuance of the Refunding Notes and the Bonds, as contemplated by the Refunding Agreement, dated as of the date hereof, the parties hereto desire to amend the circumstances under which the Lessee shall be required to indemnify the Owner Participant for loss of tax benefits;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and the documents referred to above, the parties hereby agree as follows:

Section 1. Amendments

      The Tax Indemnity Agreement is hereby amended by inserting "and/or the 2004 Refunding Documents" after the term "Refunding Documents" throughout the Agreement.

      Section 1.1(h) of the Tax Indemnity Agreement is amended by the deletion of "and (vii)" and the substitution, in lieu thereof, of ", (vii) payment of Supplemental Rent in the amount of $6,588,829.80, as contemplated by Section 3 of the 2004 Refunding Agreement in the year such payment is made and payment of the fees and expenses as contemplated by Section 6 of the 2004 Refunding Agreement in the year such payments are made , and (viii)".

      Section 1.1 of the Tax Indemnity Agreement is amended by the addition of the following new paragraphs (q) and (r):

      "(q) The Owner Participant will be allowed a current deduction in the taxable year of the Owner Participant that includes the Refunding Date in an amount equal to the excess of the amount paid in redemption of the Bonds on that Date over the unpaid principal and accrued interest on such Bonds as of the Refunding Date (the 2004 Premium Deduction).

      (r) The Owner Participant will be entitled to deduct the fees, costs and expenses referred to in Section 6 of the 2004 Refunding Agreement, other than the fee contemplated in Section 6(i)(b) thereof (the 2004 Refunding Transaction Expenses) on a straight-line basis over the period that commences on the Refunding Date and concludes on the maturity date of the Refunding Notes (the 2004 Refunding Amortization Deductions)."

      The final paragraph of Section 1.1 of the Tax Indemnity Agreement is amended by the deletion of "(p)" and the substitution, in lieu thereof, of "(r)".

      Section 3.1(a)(2)(A) of the Tax Indemnity Agreement is amended by the deletion of "or the Refunding Amortization Deductions" and the substitution, in lieu thereof, of "the Refunding Amortization Deductions, the 2004 Premium Deduction, or the 2004 Refunding Amortization Deductions."

      Section 1.2(1)(d) of the Tax Indemnity Agreement is amended by inserting "the 2004 Premium Deduction, the 2004 Refunding Amortization Deductions," immediately after the phrase "the Refunding Amortization Deductions,".

      Sections 6(a)(i) and 6(b) of the Tax Indemnity Agreement are amended by replacing the phrase "or the Refunding Amortization Deductions" with the phrase ", the Refunding Amortization Deductions, the 2004 Premium Deduction, or the 2004 Refunding Amortization Deductions".

      Section 3.1(a) of the Tax Indemnity Agreement is amended by the deletion of "or (F)" and the substitution, in lieu thereof, of "(F) the execution, delivery or performance under, or the terms of, the 2004 Refunding Documents (other than the payment by the Lessee of the fee contemplated in Section 6(i)(b) of the 2004 Refunding Agreement), or (G)".

      Section 3.1(b) of the Tax Indemnity Agreement is amended by adding, at the end of the parenthetical on the last line thereof, the words "and except to the extent related to the execution, delivery or performance under, or the terms of, the 2004 Refunding Documents, other than the payment by the Lessee of the fee contemplated in Section 6(i)(b) of the 2004 Refunding Agreement."

Section 2. Miscellaneous.

(a) Execution. This Amendment No. 2 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute but one and the same instrument. Although this Amendment No. 2 is dated as of the date first above written for convenience, the actual dates of the execution hereof by the parties hereto are respectively the dates set forth under the signatures thereto, and this Amendment No. 2 shall be effective on the latest of such dates.

(b) Governing Law. This Amendment No. 2 has been negotiated and delivered in the State of New York and shall be governed by, and construed in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, intending to be legally bound, each of the parties hereto has caused this Amendment No. 2 to Tax Indemnity Agreement to be duly executed by an officer thereunto duly authorized.

RCMC I, INC.

By ____________________________________
Name:
Title:
Date:

SYSTEM ENERGY RESOURCES, INC.

By ____________________________________
Name:
Title:
Date: